UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*



                                Merix Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    590049102
                         ------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]  Rule 13d-1(b)
     [   ]  Rule 13d-1(c)
     [ X ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                       13G
CUSIP No. 590049102                                            Page 2 of 4 Pages

  1)    NAME OF REPORTING PERSON:

        TEKTRONIX, INC.
        ------------------------------------------------------------------------

  2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                  (a)   [   ]
                                                                  (b)   [   ]

  3)    SEC USE ONLY: __________________________________________________________


  4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

        OREGON
        ------------------------------------------------------------------------

                        5)  SOLE VOTING POWER:
       NUMBER OF
                            1,692,000
       SHARES               ----------------------------------------------------

       BENEFICIALLY     6)  SHARED VOTING POWER:

       OWNED BY             0
                            ----------------------------------------------------
       EACH
                        7)  SOLE DISPOSITIVE POWER:
       REPORTING
                            1,692,000
       PERSON               ----------------------------------------------------

       WITH:            8)  SHARED DISPOSITIVE POWER:

                            0
                            ----------------------------------------------------

  9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

        1,692,000
       -------------------------------------------------------------------------

 10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES                                                           [   ]

       -------------------------------------------------------------------------

 11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       26.9 PERCENT
       -------------------------------------------------------------------------

12)    TYPE OF REPORTING PERSON:

       CO
       -------------------------------------------------------------------------

                                Page 2 of 4 pages

Item 1 (a).         Name of Issuer:

                         Merix Corporation

Item 1 (b).         Address of Issuer's Principal Executive Offices:

                         1521 Poplar Lane
                         Forest Grove, OR 97116

Item 2 (a).         Names of Persons Filing:

                         This Schedule 13G is filed on behalf of
                         Tektronix, Inc. ("Tektronix").

Item 2 (b).         Address of Principal Business Office, or if none,
                    Residence:

                         The principal business office of Tektronix is 26600 SW Parkway, Wilsonville, OR 97070-1000.

Item 2 (c).         Citizenship:

                         Tektronix is a corporation incorporated under the laws of Oregon.

Item 2 (d).         Title of Class of Securities:

                         Common Stock

Item 2 (e).         CUSIP Number:

                         590049102

Item 3. If this statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b), check whether the person filing is a:

                         NOT APPLICABLE

Item 4.             Ownership:

       (a)          Amount Beneficially Owned: 1,692,000 Shares

       (b)          Percent of Class:  26.9%

       (c)          Number of shares as to which the person has:

                    (i)   sole power to vote or to direct the vote: 1,692,000
                          Shares

                    (ii)  shared power to vote or to direct the vote: N/A

                    (iii) sole power to dispose or to direct the disposition of:
                          1,692,000 Shares

                    (iv) shared power to dispose or to direct the disposition of: N/A

Item 5.             Ownership of Five Percent or Less of a Class:

                         NOT APPLICABLE

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person:

                         NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                         NOT APPLICABLE

Item 8.             Identification and Classification of Members of the Group:

                         NOT APPLICABLE

Item 9.             Notice of Dissolution of Group:

                         NOT APPLICABLE



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 4, 1999

                                       TEKTRONIX, INC.


                                       By: JAMES F. DALTON
                                           -------------------------------------
                                           James F. Dalton
                                           Vice President and Secretary


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